Exhibit 99.1

FG Financial Group, Inc. Reports Third Quarter 2021 Financial Results

11/15/2021

Company Advances SPAC Investment Strategy and Grows Insurance Premiums

ST. PETERSBURG, FL — FG Financial Group, Inc. (Nasdaq:FGF) (the “Company”), a reinsurance and investment management holding company focused on opportunistic collateralized and loss capped reinsurance, while allocating capital to SPAC and SPAC sponsor-related businesses, today announced results for the third quarter and nine months ended September 30, 2021.

FGF CEO Larry Swets, Jr. commented, “During the third quarter we continued to execute our strategy to grow intrinsic value with a long-term focus on our complementary SPAC and reinsurance businesses. Our insurance business realized an increase in net premiums earned and the division remains well positioned to benefit from the tightening insurance market. On the SPAC side of our business, our first SPAC investment, FG New America, consummated its business combination with OppFi, a fast growing and profitable financial technology platform. Aldel Financial, our second SPAC investment, announced in August a merger with Hagerty, a premium brand in the high-end automobile insurance market. Both OppFi and Hagerty are extraordinary businesses, and we look forward continuing to leverage our platform to invest in and support additional high-quality SPACs going forward. Furthermore, subsequent to the end of our third quarter, we completed the underwritten offering of our common stock and also announced the commencement of our rights offering. We intend to use the proceeds from these transactions to continue to build long-term value for our shareholders.”

Select 2021 Third Quarter and Nine Months Financial Results and Highlights

Net loss attributable to common shareholders for the third quarter decreased to $5.4 million, or ($1.08) per fully diluted share, compared to a loss of $9.9 million, or $(1.69) per fully diluted share for the third quarter of 2020. Net loss attributable to common shareholders for the nine-month period was $6.4 million, or $(1.28) per fully diluted share compared to a net loss of $21.5 million or $(3.58) per fully diluted share for the first nine months of 2020. These losses include non-cash charges of $2.4 million and $4.98 million for the quarter and nine-month period, respectively, associated with the change in fair value of the Company’s investment in the common stock of FedNat Holding Company (Nasdaq:FNHC) (“FedNat”).

The Company’s 2021 third quarter and nine-month financial results included:

●	Net premiums earned increased to $1.1 million from $0 in the third quarter of last year and grew sequentially as compared to $0.9 million in the second quarter of 2021.
●	Unrealized gains in our private placement investments of $4.98 million for the nine-month period. During the quarter, FG New America Acquisition Corp. consummated its business combination with OppFi, Inc., a leading financial technology platform that powers banks to offer accessible products to everyday consumers. Additionally, in August 2021, FG Financial SPAC Platform investment Aldel Financial entered into a business combination agreement with Hagerty, an automotive enthusiast brand offering a specialty automotive insurance platform built upon a membership organization for car lovers. Upon the closing of the transaction, Aldel will be renamed Hagerty, Inc., and become publicly traded, with its common stock expected to be listed on the New York Stock Exchange under the ticker HGTY.
●	Payment of the 8% Series A Preferred Share dividend of $0.45 million, which represents the Company’s 14th consecutive quarter of paying the full dividend due on the Preferred shares since their issuance in February 2018.
●	General and administrative expense of $3.0 million and $6.7 million for the three month and nine-month periods, respectively. This includes additional compensation expense compared to the prior year as the Company continues to add employees to support its growing reinsurance and SPAC related businesses.

Balance Sheet Highlights

As of September 30, 2021, key balance sheet items included:

●	Cash and cash equivalents of $8.9 million.
●	Investments of $27.0 million primarily comprised of FedNat common stock of $4 million, Oppfi having an estimated fair value of $6.1 million and Aldel having an estimated fair value of $7.1 million.
●	Total shareholders’ equity of $37.8 million.

FG Financial Group, Inc.

FG Financial Group, Inc. is a reinsurance and investment management holding company focused on opportunistic collateralized and loss capped reinsurance, while allocating capital in partnership with Fundamental Global® to SPAC and SPAC sponsor-related businesses. The Company’s principal business operations are conducted through its subsidiaries and affiliates.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “can,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “evaluate,” “forecast,” “goal,” “guidance,” “indicate,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probable,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “view,” “will,” “would,” “will be,” “will continue,” “will likely result” or the negative thereof or other variations thereon or comparable terminology. In particular, discussions and statements regarding the Company’s future business plans and initiatives, are forward-looking in nature. We have based these forward-looking statements on our current expectations, assumptions, estimates, and projections. While we believe these to be reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements, and may impact our ability to implement and execute on our future business plans and initiatives. Management cautions that the forward-looking statements in this release are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation: market conditions and risks associated with our limited business operations since the sale of our insurance operations in December 2019 (the “Asset Sale”); risks associated with our inability to identify and realize business opportunities, and the undertaking of any new such opportunities, following the Asset Sale; our ability to spend or invest the net proceeds from the Asset Sale in a manner that yields a favorable return; general conditions in the global economy, including the impact of health and safety concerns from the current outbreak of the COVID-19 coronavirus; our lack of operating history or established reputation in the reinsurance industry; our inability to obtain or maintain the necessary approvals to operate reinsurance subsidiaries; risks associated with operating in the reinsurance industry, including inadequately priced insured risks, credit risk associated with brokers we may do business with, and inadequate retrocessional coverage; our inability to execute on our investment and investment management strategy, including our strategy to invest in real estate assets; potential loss of value of investments; risk of becoming an investment company; fluctuations in our short-term results as we implement our new business strategy; risks of not being unable to attract and retain qualified management and personnel to implement and execute on our business and growth strategy; failure of our information technology systems, data breaches and cyber-attacks; our ability to establish and maintain an effective system of internal controls; our limited operating history as a publicly traded company; the requirements of being a public company and losing our status as a smaller reporting company or becoming an accelerated filer; any potential conflicts of interest between us and our controlling stockholders and different interests of controlling stockholders; potential conflicts of interest between us and our directors and executive officers; volatility or decline of the shares of FedNat Holding Company common stock received by us as consideration in the Asset Sale or limitations and restrictions with respect to our ownership of such shares; risks of being a minority stockholder of FedNat Holding Company; and risks of our inability to continue to satisfy the continued listing standards of the Nasdaq following completion of the Asset Sale.

INVESTOR RELATIONS:

IMS Investor Relations

John Nesbett/Jennifer Belodeau

(203) 972-9200

jnesbett@imsinvestorrelations.com

FG FINANCIAL GROUP, INC.

Consolidated Statements of Operations

($ in thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenue:
Net premiums earned	$1,099	$–	$2,221	$–
Net investment income (loss)	(1,299)	(7,715)	2,792	(16,992)
Other income	67	25	146	79
Total revenue	(133)	(7,690)	5,159	(16,913)

Expenses:
Net losses and loss adjustment expenses	1,058	–	1,893	–
Amortization of deferred policy acquisition costs	202	–	633	–
General and administrative expenses	3,000	1,900	6,698	4,210
Total expenses	4,260	1,900	9,224	4,210

Loss from continuing operations before income taxes	(4,393)	(9,590)	(4,065)	(21,123)
Income tax benefit	–	–	–	(665)
Net loss from continuing operations	$(4,393)	$(9,590)	$(4,065)	$(20,458)
Discontinued operations (Note 4):
Gain from sale of the Maison Business, net of taxes	–	–	145	–
Net loss	(4,393)	(9,590)	(3,920)	(20,458)
Gain attributable to noncontrolling interests	569	–	1,235	–
Dividends declared on Series A Preferred Shares	448	350	1,245	1,050
Loss attributable to FG Financial Group, Inc. common shareholders	$(5,410)	$(9,940)	$(6,400)	$(21,508)

Basic and diluted net income (loss) per common share:
Continuing operations	$(1.08)	$(1.69)	$(1.31)	$(3.58)
Discontinued operations	–	–	0.03	–
	$(1.08)	$(1.69)	$(1.28)	$(3.58)

Weighted average common shares outstanding:
Basic and diluted	5,032,615	5,893,125	5,012,139	6,009,267

FG FINANCIAL GROUP, INC.

Consolidated Balance Sheets

($ in thousands, except share and per share data)

	September 30, 2021 (unaudited)	December 31, 2020
ASSETS
Equity securities, at fair value (cost basis of $31,239 and $24,763, respectively) (includes $15,608 and $4,013 held by the Company’s consolidated VIE, respectively)	$19,172	$12,554
Other investments	7,779	5,334
Cash and cash equivalents (includes $116 and $987 held by the Company’s consolidated VIE, respectively)	8,929	12,132
Funds deposited with reinsured companies	2,718	2,444
Current income taxes recoverable	–	1,724
Reinsurance balances receivable	3,364	–
Deferred policy acquisition costs	1,017	–
Other assets	871	517
Total assets	$43,850	$34,705

LIABILITIES
Loss and loss adjustment expense reserves	$1,344	$–
Unearned premium reserves	3,599	–
Accounts payable	713	455
Other liabilities	426	57
Total liabilities	$6,082	$512

SHAREHOLDERS’ EQUITY
Series A Preferred Shares, $25.00 par value, 1,000,000 shares authorized, 894,580 and 700,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively	$22,365	$17,500
Common stock, $0.001 par value; 10,000,000 shares authorized; 5,051,471 and 6,269,821 shares issued as of September 30, 2021 and December 31, 2020, respectively, and 5,051,471 and 4,988,310 shares outstanding as of September 30, 2021 and December 31, 2020, respectively	5	6
Additional paid-in capital	40,609	47,065
Accumulated deficit	(30,593)	(24,193)
Less: treasury stock at cost; 0 and 1,281,511 shares as of September 30, 2021 and December 31, 2020, respectively	–	(6,185)
Total shareholders’ equity attributable to FG Financial Group, Inc.	32,386	34,193
Noncontrolling interests	5,382	–
Total shareholders’ equity	37,768	34,193
Total liabilities and shareholders’ equity	$43,850	$34,705